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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  April 26, 2013

PROVIDENCE AND WORCESTER RAILROAD COMPANY
 (Exact name of registrant as specified in its charter)

Rhode Island	0-16704	05-0344399
(State or other jurisdiction Of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Hammond Street, Worcester, Massachusetts  01610
(address, including zip code, of principal executive offices)

(508) 755-4000
Registrant’s telephone number, including area code

None
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
ž      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
ž      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
ž      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
ž      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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ITEM 5.02 Compensatory Arrangements of Certain Officers

On April 24, 2013, the Stock Option and Compensation Committee of the Board of Directors (the “Committee”) of Providence and Worcester Railroad Company (the “Company”) approved a change to the Company’s severance plan applicable to the President, Treasurer, Vice President - Operations, Vice President - Marketing, and General Counsel (each, an “Executive Management Employee”), in the event that an Executive Management Employee’s position with the Company is terminated other than for cause as a result of a change-in-control of the Company or an Executive Management Employee resigns following a significant reduction of such Executive Management Employee’s base salary occurring within two years following a change-in-control. A change-in-control is deemed to have occurred upon (1) the occurrence of a change in the beneficial ownership directly or indirectly of securities representing more than fifty percent (50%) of the voting power of the Company’s stock, (2) the sale of all or substantially all of the Company’s assets, (3) a transaction in which the Company is not the surviving entity, or (4) complete liquidation of the Company (each, a “Change-in-Control Event”). In such case the Executive Management Employee is entitled to a lump sum severance payment within two (2) years of the effective date of a Change-in-Control Event to be determined as of the date of termination, as adjusted based on the Change-in-Control Event and the date of termination. The new change-in-control severance benefit such Executive Management Employee is eligible to receive is as follows:

Years of Service
Date of Termination	Severance Benefit

0 through 29 Years	Two (2) times Annual Base Salary
30 Years or More	Two and one-half (2½) times Annual Base Salary

Annual Base Salary means the Executive Management Employee’s annual rate of base pay in effect immediately prior to the effective date of the Change-in-Control Event.

The Executive Management Employee is entitled to a pro rata portion of the Severance Benefit if such Executive Management Employee is terminated other than for cause by the Company at any time within two (2) years following a Change-in-Control Event.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1945, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Providence and Worcester Railroad Company

By: /s/ Marie A. Angelini Marie A. Angelini Secretary and General Counsel

Dated:  April 26, 2013